Exhibit 99.1

PRESS RELEASE	Contact: Virginia Dadey
May 18, 2007	Telephone: 212-541-3707
7:00 am	vdadey@arrowres.com

ARROWHEAD ANNOUNCES $16.5 MILLION INVESTMENT BY INSTITUTIONAL INVESTORS

PASADENA, Calif.—May 18, 2007—Arrowhead Research Corporation, (NASDAQ: ARWR), announced today that it has entered into definitive agreements to sell 2,849,446 units consisting of restricted common stock and warrants to purchase restricted common stock to a large institutional money manager, York Capital Management and select accredited investors. Global Crown Capital, LLC acted as the exclusive placement agent for the private placement.

The capital is expected to be used primarily to expand operations at Arrowhead’s majority-owned subsidiary, Unidym, and to make new investments in nanotechnology ventures. Unidym recently merged with Carbon Nanotechnologies, Inc., a world leader in carbon nanotube manufacturing.

“Since our original investment last year, Arrowhead has made demonstrable progress in each of their businesses,” stated Alexander Klabin at York Capital Management. “We are pleased to continue to support their growth by participating in this private offering.”

“Global Crown Capital has shown commitment to nurturing companies in the expanding field of nanotechnology and brought an institution of exceptional caliber to this deal,” said R. Bruce Stewart, Arrowhead’s chairman. “Arrowhead is well capitalized to continue to implement its current business plan.”

Under the terms of the agreements, the investors will purchase 2,849,446 newly-issued shares of restricted common stock at $5.78 per share. Additionally, the investors will receive, in the aggregate, warrants to purchase an additional 712,362 shares of restricted common stock at an exercise price of $7.06 per share. The closing of the private financing is scheduled to occur early next week, resulting in aggregate gross proceeds to Arrowhead of approximately $16.5 million. The Company has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock issued in the private placement and the shares of common stock issued upon exercise of the warrants.

The shares of common stock and warrants offered for sale in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange commission or an applicable exemption from the registration requirements. The shares and warrants were offered and will be sold only to institutional and accredited investors.

This news release is not an offer to sell or the solicitation of an offer to buy the shares of common stock or warrants to purchase shares of common stock or any other securities of the Company.

# # #

About Arrowhead Research Corporation

Arrowhead Research Corporation (www.arrowheadresearch.com) (NASDAQ:ARWR) is a leading nanotechnology company commercializing new technologies in the areas of life sciences, electronics, and energy. Arrowhead is building value for shareholders through the progress of majority owned subsidiaries founded on nanotechnologies originally developed at universities. The company works closely with universities to source early stage deals and to generate rights to intellectual property covering promising new nanotechnologies. Currently, Arrowhead has four subsidiaries commercializing nanotech products and applications, including anti-cancer drugs, RNAi therapeutics, carbon-based electronics and compound semiconductor materials.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Our latest Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K, our Registration Statements on Form S-3, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.